                                                                    EXHIBIT 99.1

NEWS RELEASE
COMPUWARE CORPORATION                                           (COMPUWARE LOGO)

Corporate Headquarters
One Campus Martius o Detroit, Michigan 48226
(313) 227-7300


FOR IMMEDIATE RELEASE

OCTOBER 4, 2004


           COMPUWARE EXTENDS VANTAGE SOLUTION WITH ACQUISITION OF JAVA
                         APPLICATION MANAGEMENT PRODUCT


DEVSTREAM ACQUISITION FORTIFIES COMPUWARE STRATEGY OF SUPPORTING ENTERPRISE JAVA
      APPLICATION LIFE CYCLE; ENABLES IT ORGANIZATIONS TO MORE EFFECTIVELY
                         MANAGE ENTERPRISE APPLICATIONS


DETROIT--October 4, 2004 --Compuware Corporation (NASDAQ: CPWR) today announced that it has acquired the technology assets of DevStream Corporation. Based in Colorado Springs, Colorado, DevStream is a privately owned software company that has developed an advanced J2EE performance analysis product.


Compuware will integrate the DevStream product into Compuware Vantage, a leading application service management solution that helps IT organizations manage applications from the end user perspective, supported by end-to-end performance analysis capabilities. DevStream capabilities will significantly enhance and extend Vantage's end-to-end analysis for J2EE application servers, allowing enterprises to deliver excellent transaction-centric service for their business-critical J2EE applications.


"Managing the performance of enterprise J2EE applications is a challenging task," said Tommi White, Chief Operating Officer, Compuware Corporation. "DevStream provides powerful technology that will allow our customers to more effectively manage J2EE application service. This acquisition reflects Compuware's commitment to the J2EE platform and complements our existing J2EE development, debugging, testing and management capabilities."


COMPUWARE CORPORATION

Compuware Corporation (NASDAQ: CPWR) maximizes the value IT brings to the business by helping CIOs more effectively manage the business of IT. Compuware solutions accelerate the development, improve the quality and enhance the performance of critical business systems while enabling CIOs to align and govern the entire IT portfolio, increasing efficiency, cost control and employee productivity throughout the IT organization. Founded in 1973, Compuware serves the world's leading IT organizations, including more than 90 percent of the Fortune 100 companies. Learn more about Compuware at http://www.compuware.com/.


                                       ###


FOR SALES OR MARKETING INFORMATION

Compuware Corporation, One Campus Martius, Detroit, MI, 48226, 800-521-9353, http://www.compuware.com

Compuware Extends Vantage Solution With Acquisition of Java Application Management Product
October 4, 2004
Page 2



PRESS CONTACT

Lisa Elkin, Compuware Corporation, 313-227-7345, lisa.elkin@compuware.com


Compuware is a registered trademark of Compuware Corporation. All other product and company names are trademarks or registered trademarks of their respective owners.